                                                                    EXHIBIT 10.S




                         EXECUTIVE SEVERANCE AGREEMENT


          This AGREEMENT ("Agreement") dated October 15, 1997 by and between Wyman-Gordon Company, a Massachusetts corporation (the "Company"), and Colin Stead (the "Executive").


                               W I T N E S S E T H

          WHEREAS, the Company desires to have the services of the Executive as its Senior Vice President, Quality and Technology; and

          WHEREAS, the Executive is willing to serve the Company as its Senior Vice President, Quality and Technology, but desires assurance that he will not be materially disadvantaged by a change in control of the Company;

          NOW, THEREFORE, in consideration of the Executive's service to the Company and the mutual agreements herein contained, the Company and the Executive hereby agree, as follows:

                                    ARTICLE I

                            ELIGIBILITY FOR BENEFITS


     SECTION 1.1. QUALIFYING TERMINATION. The Company shall not be required to provide any benefits to the Executive pursuant to this Agreement unless a Qualifying Termination occurs before the Agreement expires in accordance with
Section 6.1 hereof. For purposes of this Agreement, a Qualifying Termination shall occur only if

          (a)  a Change in Control occurs, and

          (b)  within three years after the Change in Control,

               (i) the Company terminates the Executive's employment other than for Cause; or

               (ii) the Executive terminates his employment with
                    the Company for Good Reason;

     provided, that a Qualifying Termination shall not occur if the Executive's employment with the Company terminates by reason of the Executive's Disability, death, or retirement. For the purposes hereof "retirement" shall mean any termination of employment which occurs at or after age 65.

     SECTION 1.2. CHANGE IN CONTROL. Except as provided below, a Change in Control shall be deemed to occur when and only when the first of the following events occurs:

          (a) the acquisition (including by purchase, exchange, merger or other business combination, or any combination of the foregoing) by any individuals, firms, corporations or other entities, acting in concert ("Person"), together with all Affiliates and Associates of such Person, of beneficial ownership of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding voting securities, or

          (b) members of the Incumbent Board cease to constitute a majority of the Board of Directors.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to paragraph (a), above, (i) solely because 20 percent or more of the combined voting power of the Company's outstanding securities is acquired by one or more employee benefit plans maintained by the Company, or (ii) if the Executive is included among the individuals, firms, corporations or other entities that, acting in concert, acquire the Company's securities. For purposes of this Section 1.2, the terms "Affiliates" and "Associates" shall have the meanings set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"); the terms "beneficial ownership" and "beneficially owned" shall have the meaning set forth in section 13(d) of the Exchange Act, as amended, and in Rule 13d-3 promulgated thereunder, the term "Board of Directors" shall mean the Board of Directors of the

Company and the term "Incumbent Board" shall mean (i) the members of the Board of Directors on the date hereof, to the extent that they continue to serve as members of the Board of Directors, and (ii) any individual who becomes a member of the Board of Directors after the date hereof, if his election or nomination for election as a director was approved by a vote of at least three quarters of the then Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.

     SECTION 1.3. TERMINATION FOR CAUSE. The Company shall have Cause to terminate the Executive's employment with the Company for purposes of Section
1.1 hereof only if the Executive (a) engages in unlawful acts intended to result in the substantial personal enrichment of the Executive at the Company's expense, or (b) engages (except (i) by reason of incapacity due to illness or injury or (ii) in connection with an actual or anticipated termination of employment by the Executive for Good Reason) in a material violation of his responsibilities to the Company that results in a material injury to the Company.

     SECTION 1.4. TERMINATION FOR GOOD REASON. The Executive shall have a Good Reason for terminating employment with the

Company only if one or more of the following occurs after a Change in Control:

          (a) a change in the Executive's status or position (including for this purpose a change in the principal place of the Executive's employment on a basis that does not conform with the Company's present policies for executive relocation, but excluding required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations) with the Company that, in the Executive's reasonable judgment, represents an adverse change from the Executive's status or position in effect immediately before the Change in Control;

          (b) the assignment to the Executive of any duties or responsibilities that, in the Executive's reasonable judgment, are inconsistent with the Executive's status or position in effect immediately before the Change in Control;

          (c) layoff or involuntary termination of the Executive's employment, except in connection with the termination of the Executive's employment for Cause or as a result of the Executive's Disability, death or retirement;

          (d) a reduction by the Company in the Executive's total compensation as in effect at the time of the Change in Control (which shall be deemed, for this purpose, to be equal to his base salary plus the most recent award that he has earned under the Company's Incentive Compensation Plan, as amended from time to time, or any successor thereto (the "ICP")) or as the same may be increased from time to time;

          (e) the failure by the Company to continue in effect any Plan in which the Executive is participating at the time of the Change in Control (or plans or arrangements providing the Executive with substantially equivalent benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control;

          (f) any action or inaction by the Company that would adversely affect the Executive's continued participation in any Plan on at least as favorable a basis as was the case at the time of the Change in Control, or that would materially reduce the Executive's benefits in the future under the Plan or deprive him if any material benefits that he enjoyed at the time of the Change in Control, except to the extent that such action or inaction by the Company is required by the terms of the Plan as in effect immediately before the Change in Control, or is necessary to comply with applicable law or to preserve the qualification of the Plan under section 401(a) of the Internal Revenue Code (the "Code"), and except to the extent that the Company provides the Executive with substantially equivalent benefits;

          (g) the Company's failure to obtain the express assumption of this Agreement by any successor to the Company as provided by Section
               6.3 hereof;

          (h) any material violation by the Company of any agreement (including this Agreement) between it and the Executive; or

          (i) the failure by the Company, without the Executive's consent, to pay to him any portion of his current compensation, or to pay to the Executive any portion of any deferred compensation, within 30 days of the date the Executive notifies the Company that any such compensation payment is past due.

Notwithstanding the foregoing, no action by the Company shall give rise to a Good Reason if it results from the Executive's termination for Cause, death or retirement, and no action by the Company specified in paragraphs (a) through (d) of the preceding sentence shall give rise to a Good Reason if it results from the Executive's Disability. A Good Reason shall not be deemed to be waived by reason of the Executive's continued employment as long as the termination of the Executive's employment occurs within the time prescribed by Section 1.1(b) hereof. For purposes of this
Section 1.4, "Plan" means any compensation plan, such as an incentive or stock option plan, or any employee benefit plan, such as a thrift, pension, profit-sharing, stock bonus, long-term performance award, medical, disability, accident, or life insurance plan, or any other plan, program or policy of the Company that is intended to benefit employees.

     SECTION 1.5. DISABILITY. For purposes of this Agreement, "Disability" shall mean illness or injury that prevents the Executive from performing his duties (as they existed immediately before the illness or injury) on a full-time basis for six consecutive months.

     SECTION 1.6. NOTICE. If a Change in Control occurs, the Company shall notify the Executive of the occurrence of the Change in Control within two weeks after the Change in Control.

                                   ARTICLE II

                    BENEFITS AFTER A QUALIFYING TERMINATION


     SECTION 2.1. BASIC SEVERANCE PAYMENT. If the Executive incurs a Qualifying Termination following a Change in Control that occurs on or before termination of this Agreement as provided in Section 6.1 hereof, the Company shall pay within 30 days after the date of the Qualifying Termination to the Executive a single lump sum cash amount equal to his Total Annual Compensation multiplied by the lesser of (a) 2.50 or (b) .0833 multiplied by the number of full months remaining between termination and his attaining age 65. "Total Annual Compensation" shall mean the sum of annual base salary in effect immediately preceding termination or the Change of Control, whichever is higher, and annual incentive compensation earned under the "ICP" (annualized in the case of less than a full year's service) in the last full fiscal year immediately preceding termination or the Change in Control, whichever is higher.

     SECTION 2.2. INSURANCE. If the Executive incurs a Qualifying Termination following a Change in Control that occurs on or before termination of this Agreement as provided in Section 6.1 hereof, the Company shall provide the Executive, at the Company's expense, for a period beginning on the date of the

Qualifying Termination, the same medical, accident, disability, life and any other insurance coverage as was provided to him by the Company immediately before the Change in Control (or, if greater, as in effect immediately before the Qualifying Termination occurs); such coverage shall end upon the earlier of
(a) the expiration of 24 months after the Qualifying Termination or (b) with respect to each coverage, the date on which the Executive first becomes eligible for insurance coverage of a similar nature provided by a firm that employs him following the Qualifying Termination.

     SECTION 2.3. EXECUTIVE LONG-TERM INCENTIVE PROGRAM. If the Executive incurs a Qualifying Termination following a Change in Control that occurs on or before termination of this Agreement as provided in Section 6.1 hereof, all of the options to purchase common stock of the Company (and the alternative common stock appreciation rights) granted to the Executive prior to termination of this Agreement as provided in Section 6.1 hereof, under the Executive Long-Term Incentive Program shall become exercisable in accordance with the terms set forth in the applicable Agreement.

     SECTION 2.4. NONDUPLICATION. Nothing in this Agreement shall require the Company to make any payment or to provide any benefit or service credit that the Company is otherwise required to provide under any other contract, agreement, policy, plan or arrangement.

                                   ARTICLE III

                           EFFECT ON SEVERANCE POLICY


SECTION 3.1. EFFECT ON SEVERANCE POLICY. If the Executive becomes entitled to receive benefits hereunder, the Executive shall not be entitled to any benefits under any other Company severance policy.


                                   ARTICLE IV

                                   TAX MATTERS

     SECTION 4.1. WITHHOLDING. The Company may withhold from any amount payable to the Executive hereunder all federal, state or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

     SECTION 4.2  SPECIAL LIMITATION.

          (a) If part or all of the payments or benefits payable to the Executive, when added to other payments payable to the Executive as a result of a Change in Control, constitute Parachute Payments, the following limitation shall apply. If the Parachute Payments, net of the sum of the Excise Tax and the Federal income and employment taxes, state and local income taxes on the amount of the Parachute Payments in excess of the Threshold

               Amount, are greater than the Threshold Amount, the Executive shall be entitled to the full payments and benefits payable under this Agreement. If the Threshold Amount is greater than the Parachute Payments, net of the sum of the Excise Tax, and the Federal income and employment taxes, state and local income taxes on the amount of the Parachute Payments in excess of the Threshold Amount, then the payments and benefits under this Agreement shall be reduced to the extent necessary so that the maximum Parachute Payments shall not exceed the Threshold Amount. In the event a reduction is required, it shall be the Executive's choice as to which payments or benefits shall be so reduced. The Employer shall select a firm of independent certified public accountants to determine which of the foregoing alternative provisions shall apply. For purposes of determining the amount of the Federal income and employment taxes, and state and local income taxes on the amount of the Parachute Payments in excess of the Threshold Amount, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the payments and benefits under this Agreement are payable and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive's residence for the calendar year in which the payments and benefits under this Agreement are payable, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

     (b)  ADDITIONAL DEFINITIONS

               "Code" shall mean the Internal Revenue Code of 1986, as amended.

               "Parachute Payments" shall mean any payment or provision by the Employer of any amount or benefit to and for the benefit of the Executive, whether paid or payable or provided or to be provided under the terms of this Agreement or otherwise, that would be considered "parachute payments" within the meaning of Section 280G(B)(2)(A) of the Code and the regulations promulgated thereunder.

               "Threshold Amount" shall mean three times the Executive's "base amount" within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder, less one dollar.

               "Excise Tax" shall mean the excise tax imposed by Section 4999 of the Code.

                                    ARTICLE V

                               COLLATERAL MATTERS


     SECTION 5.1. NATURE OF PAYMENTS. All payments to the Executive under this Agreement shall be considered either payments in consideration of his continued service to the Company or severance payments in consideration of his past services thereto.

     SECTION 5.2. LEGAL EXPENSES. The Company shall pay all legal fees and expenses that the Executive may incur as a result of the Company's contesting the validity, the enforceability or the Executive's interpretation of, or determinations under, this Agreement.

     SECTION 5.3. MITIGATION. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement either by seeking other employment or otherwise. The amount of any payment provided for herein shall not be reduced by an remuneration that the Executive may earn from employment with another employer or otherwise following his Qualifying Termination.

     SECTION 5.4. AUTHORITY. The execution of this Agreement has been authorized by the Board of Directors of the Company.

                                   ARTICLE VI

                               GENERAL PROVISIONS


     SECTION 6.1. TERM OF AGREEMENT. This Agreement shall become effective on the date hereof and shall continue in effect until the earliest of (a) October 31, 1999, if no Change in Control has occurred before that date; provided, however, that commencing on November 1, 1999 and each November 1 thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than January 30 of the same year, the Company shall have given notice that it does not wish to extend this Agreement; (b) the termination of the Executive's employment with the Company for any reason prior to a Change in Control; (c) the Company's termination of the Executive's employment for Cause, or the Executive's resignation for other than Good Reason, following a Change in Control and the Company's and the Executive's fulfillment of all of their obligations hereunder; and (d) the expiration following a Change in Control of three years and the fulfillment by the Company and the Executive of all of their obligations hereunder. Furthermore, nothing in this Article VI shall cause this Agreement to terminate before both the Company and the Executive have fulfilled all of their obligations hereunder.

     SECTION 6.2. GOVERNING LAW. Except as otherwise expressly provided herein, this Agreement and the rights and obligations hereunder shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

     SECTION 6.3. SUCCESSOR TO THE COMPANY. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the Company and any successor thereto, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the business or assets of the Company, whether by merger, consolidation, sale or otherwise, but shall not otherwise be assignable by the Company. Without limitation of the foregoing sentence, the Company shall require any successor (whether direct or indirect, by merger, consolidation, sale or otherwise) to all of substantially all of the business or assets of the Company, by agreement in form satisfactory to the Executive, expressly, absolutely and unconditionally to assume and to agree to perform this Agreement in the same manner and to the same extent as the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as heretofore defined and any successor to all or substantially all of its business or assets that executes and delivers the agreement provided for in this Section 6.3 or that becomes bound by this Agreement either pursuant to this Agreement or by operation of law.

     SECTION 6.4. SUCCESSOR TO THE EXECUTIVE. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the Executive and his personal and legal representatives, executors, administrators, heirs, distributees, legatees and, subject to the Section 6.5 hereof, his designees ("Successors"). If the Executive should die while amounts are or may be payable to him under this Agreement, references hereunder to the "Executive" shall, where appropriate, be deemed to refer to his Successors; provided that nothing in this Section 6.5 shall supersede the terms of any plan or arrangement (other than this Agreement) that is affected by this Agreement.

     SECTION 6.5. NONALIENABILITY. No right of or amount payable to the Executive under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, charge, execution, attachment, levy or similar process or to setoff against any obligations or to assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall be void. However, this Section 6.5 shall not prohibit the Executive from designating one or more persons, on a form satisfactory to the Company, to receive amounts payable to him under this Agreement in the event that he should die before receiving them.

     SECTION 6.6. NOTICES. All notices provided for in this Agreement shall be in writing. Notices to the Company shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to Wyman-Gordon Company, 244 Worcester Street, North Grafton, Massachusetts 01536, Attention: Vice President, General Counsel and Clerk. Notices to the Executive shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to the last address for the Executive shown on the records of the Company. Either the Company or the Executive may, by notice to the other, designate an address other than the foregoing for the receipt of subsequent notices.

     SECTION 6.7. AMENDMENT. No amendment to this Agreement shall be effective unless in writing and signed by both the Company and the Executive.

     SECTION 6.8. WAIVERS. No waiver of any provision of this Agreement shall be valid unless approved in writing by the party giving such waiver. No waiver of a breach under any provision of this Agreement shall be deemed to be a waiver of such provision or any other provision of this Agreement or any subsequent breach. No failure on the part of either the Company or the Executive to exercise, and no delay in exercising, any right or remedy conferred by law or this Agreement shall operate as waiver of such right or remedy, and no exercise or waiver, in whole or in part, or any right or remedy conferred by law or herein shall operate as a waiver of any other right or remedy.

     SECTION 6.9. SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

     SECTION 6.10. CAPTIONS. The captions to this respective articles and section of this Agreement are intended for convenience of reference only and have no substantive significance.

     SECTION 6.11. COUNTERPARTS. This Agreement may be executed in a number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single instrument.

     SECTION 6.12. ENTIRE AGREEMENT. This Agreement contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings (including the Prior Agreement) with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


ATTEST:                             WYMAN-GORDON COMPANY



/s/ Shirley A. Peco                 By: /s/ David P. Gruber
------------------------------          ------------------------------
                                        David P. Gruber, President
                                        Chief Executive Officer


ATTEST:


/s/ Awanda Fontenat                     /s/ Colin Stead
------------------------------          ------------------------------
                                                Colin Stead